PRESS RELEASE FOR IMMEDIATE RELEASE	September 29, 2008

BUTLER NATIONAL CORPORATION NAMED DEVELOPER AND MANAGER OF SOUTHWEST GAMING ZONE IN DODGE CITY, KANSAS

Kansas Lottery Gaming Facility Review Board Selects Butler National Service Corporation On Strength of Application, Management and Financing

Olathe, Kansas, September 29, 2008, - Butler National Corporation (OTC Bulletin Board BUKS) a recognized provider of professional management services in the gaming industry, proudly announces its wholly-owned subsidiary Butler National Service Corporation has been named developer and manager of the Southwest Gaming Zone located in Dodge City, Kansas.

The new Boot Hill Casino and Resort will be designed to enhance and re-create the world famous 1870-1880's experience at the historic Boot Hill destination in Dodge City, Kansas. Estimates by a State of Kansas research study of casino revenue in the Dodge City destination market, range from $40 million to $60 million per year. Phase I of the development will require an investment of approximately $45 million and will open in September 2009. Phase II of the development is planned to be complete in 38 months from the final approval of the contract and will cost an additional $42.5 million for a total of approximately $87.5 million. Projected EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) of the development range from $9.4 million in the first full year of operation to $21.7 million in year five. We expect both revenues and earnings to continue to increase with the economic conditions throughout the 15 year contract. The Boot Hill Casino and Resort will be a significant economic stimulus for Dodge City, Southwest Kansas, and the entire State of Kansas.

Clark Stewart, President and CEO of Butler National said, "We are extremely pleased with the decision of the Kansas Lottery Gaming Facility Review Board. We have felt from day one we had the best concept, best design and best business plan for tourism, gaming and economic development for a destination casino in Western Kansas. We believed our management proposal offered the strongest tourist drawing destination facility in the best interest of all Kansans. The Review Board agreed. The last step in this process is the background checks by the Kansas Racing and Gaming Commission. Background checks and finalizing the contract should be completed on or before December 5, 2008.

"A special thank you to the people of Dodge City and everyone in Western Kansas for their support of their Boot Hill Casino and Resort proposal. I want to thank all of our employees for their tireless work and dedication to the success of this project. Without their commitment and hundreds of hours of extra work, we could not have been successful. We would also like to thank the Kansas Racing and Gaming Commission and the Kansas Lottery Gaming Facility Review Board for their hard work and diligence throughout this difficult review and selection process.

"I believe the investment of time, effort and money is a real value to the stockholders of Butler National. With our core businesses and our gaming operations we are making meaningful progress in all business segments to return that value to our shareholders."

About Butler National Corp:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker/Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS  66062

Public Relations Phone: 214-663-5833
Phone Office: 913-780-9595
Phone Fax: 913-780-5088

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Direct Investor Relations
Phone office 830-669-2466

For more information, please visit the Company web site:  www.butlernational.com
-End-